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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549



                                    FORM 8-K


                             Current Report Pursuant
                          to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934



        Date of report (Date of earliest event reported)    March 14, 2005
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                                    SPSS Inc.
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             (Exact Name of Registrant as Specified in Its Charter)

          Delaware                    000-22194                  36-2815480
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(State or Other Jurisdiction         (Commission              (I.R.S. Employer
     of Incorporation)               File Number)            Identification No.)

233 South Wacker Drive, Chicago, Illinois                           60606
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(Address of Principal Executive Offices)                         (Zip Code)

                                 (312) 651-3000
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              (Registrant's Telephone Number, Including Area Code)

                                 Not Applicable
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          (Former Name or Former Address, if Changed Since Last Report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

     [ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     [ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     [ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     [ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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ITEM 1.01:  ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On March 14, 2005, SPSS Inc., a Delaware corporation ("SPSS"), amended and restated its employment agreement with Jack Noonan, the Company's President and Chief Executive Officer, and a member of its Board of Directors. This amended and restated employment agreement is effective as of March 1, 2005.

The amended and restated employment agreement provides Mr. Noonan with an annual base salary of $345,000 and an annual incentive bonus target equal to $345,000. Mr. Noonan's salary and bonus will be reviewed by the Compensation Committee of the SPSS Board of Directors on an annual basis. The amended and restated employment agreement provides participation in the SPSS equity incentive plan on the same terms as other executive officers of SPSS. Mr. Noonan is also entitled to reimbursement for all reasonable business expenses, five (5) weeks paid vacation per year, ten (10) days of sick leave per year, the holidays observed in the United States and participation in the SPSS employee benefit plans on the same terms as other executive officers of SPSS.

In the event SPSS terminates Mr. Noonan's employment without cause or Mr. Noonan terminates his employment for good reason, Mr. Noonan will receive: (i) full salary and benefits during the notice period, (ii) all earned but unpaid salary plus any earned and/or awarded but unpaid cash incentive, (iii) a prorated bonus for the fiscal quarter in which Mr. Noonan's employment was terminated, (iv) accrued vacation pay, (v) reimbursement of expenses, (vi) a lump sum payment equal to eighteen (18) months of base salary and bonus payments, (vii) continued benefits, or the functional equivalent thereof, for a period of thirty six (36) months following his employment, (viii) professional outplacement services for twelve (12) months, (ix) continued use of a company mobile telephone, company telephone number and voice mail and company e-mail for a period of not less than ninety (90) days, (x) acceptable employment references from SPSS and (xi) immediate accelerated vesting with regard to all previously unvested stock options owned by Mr. Noonan or equivalent compensation for such options.

In the event Mr. Noonan's employment is terminated as a result of death or disability, Mr. Noonan or his estate will receive (i) all earned but unpaid salary, (ii) accrued vacation pay, (iii) reimbursement of expenses and (iv) a prorated bonus for the fiscal quarter in which Mr. Noonan's employment was terminated.

The amended and restated employment agreement includes a change of control provision which provides that, in the event SPSS is acquired by a private company, Mr. Noonan will be entitled to immediate vesting of all of his outstanding equity incentives and, in exchange for the underlying stock, a cash payment by the surviving entity. In the event SPSS is acquired by a public company, Mr. Noonan will be entitled to immediate vesting of all of his outstanding equity incentives and, in exchange for the underlying stock, a proportionate share of the transaction consideration to be paid by the surviving entity in connection with the change of control. If Mr. Noonan's employment is terminated without cause, Mr. Noonan resigns for good reason or a constructive termination occurs prior to the one year anniversary of such change of control, Mr. Noonan will be entitled to all amounts (as described above) to which he otherwise would be entitled if SPSS terminated his employment without cause.

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Mr. Noonan has agreed to preserve as confidential all of the SPSS confidential property. During his term of employment and for twelve (12) months following the termination of his employment with SPSS, Mr. Noonan will not engage, in any manner, in the development, sales, marketing, licensing and/or distribution of any statistical data analysis software which is directly competitive with SPSS products or engage with any customers or clients of SPSS.

SPSS has agreed to indemnify Mr. Noonan to the fullest extent permitted by law against any actual or threatened actions or proceedings brought against Mr. Noonan by reason of the fact that he is or was an employee, officer, consultant or agent of SPSS. SPSS has agreed to provide Mr. Noonan with directors' and officers' liability coverage both during and after the termination of Mr. Noonan's employment with SPSS (unless Mr. Noonan is terminated for cause).

Unless otherwise terminated, the amended and restated employment agreement automatically will renew on a yearly basis.

SPSS will file the amended and restated employment agreement as an exhibit to its next periodic report filed with the Securities and Exchange Commission.

Mr. Noonan has no relationship with SPSS other than his current service as President and Chief Executive Officer and as a member of the Board of Directors of SPSS.





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                                   SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                             SPSS INC.

                             By: /s/ Raymond H. Panza
                                 -----------------------------------------------
                                 Raymond H. Panza
                                 Executive Vice President, Corporate Operations,
Dated: March 14, 2005            Chief Financial Officer, and Secretary





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